                                 Law Offices of
                               BEN-ZVI & BECK, LLP
                        611 West Sixth Street, Suite 2620
                          Los Angeles, California 90017
                            Telephone: (213) 488-0240
                            Facsimile: (213) 488-9490

                                                            January 1, 2004

Charles Patrick Shuster
Chief Executive Officer
SMARTVoice Telecommunications, Inc., a Delaware corporation
2959D Chapel Hill Road PMB 112
Douglasville, Georgia 30135

Charles Patrick Shuster
Chief Executive Officer
SMARTVoice Telecommunications, Inc., a Georgia corporation
2959D Chapel Hill Road PMB 112
Douglasville, Georgia 30135

        Re: Amended Agreement (Short Form) re. Acquisition of the Assets of
            SMARTVoice Telecommunications, Inc., a Georgia corporation, by
            SMARTVoice Telecommunications, Inc., a Delaware corporation

Gentlemen:

        The purpose of this letter is to memorialize the agreement which has been reached by and between SMARTVoice Telecommunications, Inc., a Georgia corporation ("SMARTVoice Georgia") and SMARTVoice Telecommunications, Inc., a
Delaware corporation ("SMARTVoice Delaware"), a wholly-owned subsidiary of ORBIT
BRANDS CORPORATION (formerly known as "OrbitTRAVEL.com Corporation"), pursuant to which SMARTVoice Delaware shall acquire all of the intellectual property assets of the VoIP (Voice over Internet Protocol) division of SMARTVoice Georgia
(the "IP Assets") for a purchase price consisting of (1) the multi-year executive employment agreement for the Chief Executive Officer of SMARTVoice
Georgia, Charles P. Shuster, with SMARTVoice Delaware, effective as of January
1, 2004, which provides for base salary and additional terms of compensation as set forth therein, and (2) delivery of convertible promissory notes for an aggregate of $570,000 (consisting of two promissory notes for $110,000 each in favor of Frederick J. Alger and Robert Barkley, and a third promissory note for
$350,000 in favor of Charles P. Shuster).

Charles P. Shuster
January 1, 2004

        The transfer of Assets includes all rights, title and interests in all intellectual property of the VoIP division of SMARTVoice Georgia, including but not limited to any and all copyrights and applications therefor, patents and applications therefor, trademarks and applications therefor, licensing, technology, proprietary information, software, formulas, and any other claimed proprietary information, vendor contracts and any other tangible and intangible intellectual property of the VoIP division of SMARTVoice Georgia.

        As the parties have discussed, this letter agreement is intended to be fully effective and binding upon the parties, until and unless it is superceded by a long-form acquisition agreement signed by both parties.

        Please advise as to your further instructions, and call us with any questions.

        Thank you.

                                                     Cordially,

                                                     Paul A. Beck

         Acknowledged, agreed to and accepted:

         SMARTVoice Telecommunications, Inc., a Georgia corporation

         By__________________________________________
               Charles Patrick Shuster, Chief Executive Officer

         SMARTVoice Telecommunications, Inc., a Delaware corporation

         By__________________________________________
               Charles Patrick Shuster, Chief Executive Officer

cc:  Joseph R. Cellura
       Chairman and Chief Executive Officer
       ORBIT BRANDS CORPORATION
       88 Greenwich Street, Suite 3501
       New York, New York 10006